This exchange offer is made for the securities of a foreign company. It is important for U.S. securities holders to be aware that this announcement is subject to disclosure and regulations in England that are different from those in the United States. In addition, U.S. securities holders should be aware that this announcement has been prepared in accordance with English format and style, which differs from the U.S. format and style. In particular the financial information of OJSC Uralkali and OJSC Silvinit included herein has been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial information of U.S. companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for U.S. securities holders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since OJSC Uralkali is located in the Russian Federation, and some or all of its officers and directors may be residents of countries other than the United States. U.S. securities holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from such registration. The OJSC Uralkali Shares to be issued in connection with the Proposed Combination are not, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to OJSC Silvinit Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The securities of OJSC Uralkali and OJSC Silvinit have not been, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States.
January 13, 2011
ISS Proxy Advisory Services recommends Uralkali and Silvinit Shareholders to vote FOR Merger
Uralkali (RTS, MICEX, LSE (GDRs): URKA) and Silvinit (RTS, MICEX: SILV, RTS: SILVP) today announced that ISS Proxy Advisory Services (“ISS”, the leading independent provider of proxy advisory recommendations to institutional investors), has stated its support of the merger between Uralkali and Silvinit, to be voted upon at the respective companies’ Extraordinary General Meetings, scheduled to be held on 4 February 2011.
In a report issued on 11 January 2011 ISS said: “This merger is certainly compelling based on the strategic rationale alone. The two companies are similar in many respects, including in terms of production and strategy. The expected gains from cost savings and scale can be substantial.” ISS further stated that that there are benefits to Silvinit shareholders becoming part of a larger, more transparent, liquid and shareholder-friendly company and it is beneficial that Silvinit can participate in the expected gains of the merger as holders will receive shares of the new combined company.
Commenting on the release of the ISS analysis, Pavel Grachev, Chief Executive Officer and member of the Board of Directors of Uralkali, stated:
- We are pleased that one of the largest independent proxy advisory firms has recommended to their clients that they vote for the merger, understanding the benefits of the Combined Group. We are excited about the creation of a leader in the global potash sector and the opportunities that will arise in this highly dynamic industry for the Combined Group. By combining the assets of two leading regional businesses which have a natural strategic fit, the Uralkali Board believes that the long term benefits for shareholders and customers will be considerable and Uralkali shareholders should vote in favour of the Proposed Combination.
Vladislav Baumgertner, Chief Executive Officer and member of the Board of Directors of Silvinit, had the following to say:
- We appreciate ISS recognizing the strong rationale for the merger of these two complementary businesses, and believe that the combined entity will be positioned as one of the world’s leading potash companies providing a platform for long term growth, which will be beneficial for shareholders, customers, employees and other stakeholders. The Board recommends that Silvinit shareholders vote in favour of the Proposed Merger.

Additionally, Uralkali and Silvinit have launched a website related to the proposed merger. The website www.urkasilv-merger.com contains detailed information on summary transaction terms, transaction timeline, its rationale and information for both Silvinit and Uralkali shareholders. The contact information for investors, shareholders and journalists is also included. A constantly updated newswire will provide all the latest news about the merger process.
The proposed combination will be effected through the acquisition by Uralkali of approximately 20 per cent of the ordinary shares of Silvinit for $894,5 per share, or total cash consideration of $1,4 billion, and subsequent implementation of a statutory merger of Uralkali and Silvinit through the conversion of the remaining ordinary and preferred share capital of Silvinit into Uralkali ordinary shares. Uralkali will be the surviving entity following the proposed combination, with its ordinary shares traded on the RTS and MICEX and its GDRs traded on the LSE, and Silvinit will cease to exist.
About Uralkali
Uralkali is one of the world’s leading publicly-traded dedicated potash producers. Uralkali also has one of the world’s leading potash export platforms through its joint venture interest in Belarusian Potash Company. Uralkali is listed on the RTS and MICEX stock exchanges (URKA). In 2007, Uralkali obtained admission of GDRs to the Official List of the UKLA and to trading on the regulated market of the International Order Book of the London Stock Exchange (URKA LI). For more information on Uralkali, visit www.uralkali.com.
About Silvinit
Silvinit is among the world’s largest potash producers. Silvinit operates three mines at the Verkhnekamskoe deposit of potassium and magnesium salts in the Perm region of the Urals in Russia, in close proximity to Uralkali’s operations. In addition, Silvinit’s wholly-owned subsidiary Kamskaya Gornaya Kompaniya has a licence to develop the Polovodovsky site, which is located adjacent to Silvinit’s three existing mines. Silvinit’s ordinary and preferred shares are listed on the RTS (ordinary shares: SILV, preferred shares: SILVP) and MICEX (SILV) stock exchanges in Russia. For more information on Silvinit, visit www.silvinit.com.
Enquiries:
Investor Relations
Anna Batarina, CFA
Vice President, Investor Relations, Uralkali
Tel.: +7 (495) 730 2371
E-mail: anna.batarina@msc.uralkali.com
Media Relations
Alexey Sotskov
Head of Media Relations, Uralkali
Tel.: +7 (495) 730 2371
E-mail: alexey.sotskov@msc.uralkali.com
Individual Shareholders Needing Assistance with Voting:
+7 (342 53) 6 22 73
Line is open 24/7. You would be kindly asked to leave your message after providing us with your contact details.
Your request will be served within 24 hours from the date of registration, excluding weekends and public holidays.
Institutional Shareholders Needing Assistance with Voting:
European Investors:
Nick Laugier
+44 20 7920 9726
nlaugier@dfkingeurope.com

US Investors:
Jodie Zheng
+1 212 269 5580
jzheng@dfking.com
Russian Investors:
Lidia Salgado
+1 212 269 5550 ext. 6827
lsalgado@dfking.com
This announcement is not intended to, and does not constitute, or form part of, an offer to sell or an invitation to purchase, exchange or subscribe for any securities or a solicitation of any vote or approval in any jurisdiction. This announcement does not constitute a prospectus or a prospectus equivalent document.
Notice to U.S. investors
The proposed business combination involves securities of a non-US company. It is important for U.S. securities holders to be aware that this announcement is subject to disclosure and regulations in England that are different from those in the United States. In addition, U.S. securities holders should be aware that this announcement has been prepared in accordance with English format and style, which differs from the U.S. format and style. In particular the financial information of Uralkali and Silvinit included herein has been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial information of U.S. companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for U.S. securities holders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since Uralkali is located in the Russian Federation, and some or all of its officers and directors may be residents of countries other than the United States. U.S. securities holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from such registration. The Uralkali Shares to be issued in connection with the Proposed Combination are not, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to Silvinit Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The securities of Uralkali and Silvinit have not been, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States.
No profit forecast
Nothing in this announcement is intended to be, or is to be construed as, a profit forecast or to be interpreted to mean that earnings per Uralkali Share, Uralkali GDR, or Silvinit Share for the current or future financial years, or those of either Uralkali or Silvinit, will necessarily match or exceed the historically published earnings per Uralkali Share, Uralkali GDR or Silvinit Share.
Forward looking statements
This announcement, including any information included or incorporated by reference, may contain “forward-looking statements” concerning Uralkali and Silvinit. Generally, the words “will”, “may”, “should”, “could”, “would”, “can”, “continue”, “opportunity”, “believes”, “expects”, “intends”, “anticipates”, “estimates” or similar expressions identify forward-looking statements. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Uralkali and Silvinit operations and potential synergies resulting from the Proposed Combination; and (iii) the effects of government regulation on the businesses of Uralkali and Silvinit. Many of these risks and uncertainties relate to factors that are beyond the companies’ abilities to control or estimate precisely, such as future market conditions and the behaviours of other market participants, and therefore undue reliance should not be placed on such statements which speak only as at the date of this announcement. Each of Uralkali and Silvinit assumes no obligation in respect of, and does not intend to update, these forward-looking statements.